Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

APPLIED OPTOELECTRONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common stock, par value $0.001 per share	457(a)	2,000,000(2)	$11.32(3)	$22,640,000.00	$0.00015310	$3,466.19
	Total Offering Amounts					$22,640,000.00		$3,466.19
	Total Fee Offsets
	Net Fee Due							$3,466.19

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Applied Optoelectronics, Inc. (the “Registrant”) common stock, par value $0.001 per share (“Common Stock”), that become issuable under the Applied Optoelectronics, Inc. Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Represents 2,000,000 additional shares of Common Stock reserved for issuance under the 2021 Plan.
(3)	Estimated in accordance with Rules 457(h) and 457(c) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on April 4, 2025.